Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, without par value, of Dominion Homes, Inc. and further agree that this Joint Filing Statement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement this 12th day of April, 2007.

By:	/s/ James M. Rhodes
James M. Rhodes

By:	/s/ Glynda A. Rhodes
Glynda A. Rhodes

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